Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended March 31, 2011

Reduced Operating Expenses Drive Higher Adjusted Cash Net Income

DUBLIN, Ireland, May 6, 2011 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2011. As discussed more fully below, our results of operations in the quarter ended March 31, 2011 as compared to the prior year quarter were significantly impacted by several important transactions in 2009, 2010 and 2011. In 2011, these transactions included the refinancing of our senior secured indebtedness, the announcement of the restructuring of certain of our Western European operations, and the repurposing of our Manati, Puerto Rico manufacturing facility. In prior year periods, the significant transactions included our acquisition of Novartis Pharmaceuticals Corporation’s (“Novartis”) U.S. rights to ENABLEX in October 2010 (the “ENABLEX Acquisition”), our acquisition of the global branded prescription pharmaceuticals business (“PGP”) from The Procter & Gamble Company (“P&G”) in October 2009 (the “PGP Acquisition”), and our termination of our exclusive license to distribute LEO Pharma A/S’s (“LEO”) DOVONEX, TACLONEX and pipeline dermatology products in the U.S. and sale of certain related assets to LEO for $1,000 million in cash in September 2009 (the “LEO Transaction”).

Total revenue in the quarter ended March 31, 2011 was $757 million, a decrease of $4 million, or 1%, compared to the quarter ended March 31, 2010. In the quarter ended March 31, 2011 declines in DOVONEX and TACLONEX net sales (as a result of the LEO Transaction) and ACTONEL revenues were offset, in part, by revenue growth in certain other products, primarily LOESTRIN 24 FE, ENABLEX, and ASACOL, as compared to the prior year quarter. As is more fully described below, net sales of DOVONEX and TACLONEX declined from $73 million in the quarter ended March 31, 2010 to zero in the quarter ended March 31, 2011, as a result of LEO’s assumption of responsibility for the distribution of DOVONEX and TACLONEX on June 30, 2010. From the closing of the LEO Transaction in September 2009 until June 30, 2010, we purchased inventories of DOVONEX and TACLONEX from LEO, distributed the products in the U.S. at nominal distributor margins and recorded net sales (and cost of sales) for such products pursuant to a distribution agreement with LEO.

We reported a GAAP net (loss) of $(24) million, or $(0.10) per diluted share, in the quarter ended March 31, 2011, compared with a GAAP net (loss) of $(17) million, or $(0.07) per diluted share, in the prior year quarter. Cash net income (“CNI”) for the quarter ended March 31, 2011 was $197 million compared to $155 million in the prior year quarter. Adjusted CNI was $266 million in the quarter ended March 31, 2011, an increase of $42 million, or 19%, compared to our adjusted CNI of $224 million in the prior year quarter. In computing adjusted CNI for the quarter ended March 31, 2011 we exclude from CNI $41 million of restructuring costs, net of tax, related to the restructuring of certain of our Western European operations and $28 million of charges in cost of sales relating to the repurposing of our Manati manufacturing facility. In computing adjusted CNI for the quarter ended March 31, 2010 we exclude from CNI two items resulting from the PGP Acquisition and the LEO Transaction. Included in cost of sales in our results for the quarter ended March 31, 2010 was $94 million, net of tax, attributable to a purchase accounting adjustment that increased the opening value of the inventories acquired in the PGP Acquisition that was recognized as such inventories were sold. Also included in our results for the quarter ended March 31, 2010 was a $25 million gain, net of tax, resulting from our sale of certain inventories to LEO in connection with the LEO Transaction.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, repurposing of the Manati facility, LEO Transaction and the PGP Acquisition. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods presented are included in the tables at the end of this press release.

Recent Events

Refinancing of Senior Secured Indebtedness

On March 17, 2011, we entered into a new credit agreement (the “Credit Agreement”) with a syndicate of lenders and Bank of America, N.A. as administrative agent to refinance our prior senior secured credit facilities. Pursuant to the Credit Agreement, the lenders agreed to provide new senior secured credit facilities (the “New Senior Secured Credit Facilities”) in an aggregate amount of $3,250 million. At the closing, we borrowed a total of $3,000 million under the new term loan facilities and made no borrowings under the new $250 million revolving credit facility. The proceeds of the new term loans, together with approximately $279 million of cash on hand, were used to repay $3,219 million in outstanding term loans under our prior senior secured credit facilities, terminate our prior senior secured credit facilities, and to pay related fees, expenses and accrued interest.

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The restructuring will not impact our operations at our headquarters in Dublin, Ireland, our facilities in Dundalk, Ireland, Larne, Northern Ireland or Weiterstadt, Germany or our commercial operations in the United Kingdom. We determined to proceed with the restructuring following the completion of a strategic review of our operations in our Western European markets where our product ACTONEL lost exclusivity in late 2010. ACTONEL accounted for approximately 70% of our Western European revenues in the year ended December 31, 2010. In connection with the restructuring, we intend to move to a wholesale distribution model in the affected jurisdictions to minimize operational costs going forward. We currently expect to complete the restructuring by the middle of 2012. The implementation of the restructuring plan, which is expected to impact approximately 500 employees, and the aggregate amounts to be expensed, remain subject to consultation with local works councils in certain European jurisdictions. Severance costs of $43 million were recorded in the quarter ended March 31, 2011 and were included as a component of restructuring costs in the condensed consolidated statement of operations.

In April 2011, we announced a plan to repurpose our Manati, Puerto Rico manufacturing facility. Going forward this facility will serve as a warehouse and distribution center. As a result of the repurposing, we recorded a charge of $21 million in the quarter ended March 31, 2011 for the write-down of certain property, plant and equipment. Additionally, severance costs of $7 million were recorded in the quarter ended March 31, 2011. These expenses related to the Manati repurposing were recorded as a component of cost of sales.

We estimate that we will incur aggregate costs as a result of the Western European restructuring and the Manati repurposing in the range of $150 million to $160 million based on exchange rates on the date such transactions were announced, with the majority of such charges expected to be recorded in 2011. Of this amount, we recorded $71 million ($69 million, net of tax) in the current quarter. In computing adjusted CNI for the quarter ended March 31, 2011 we added back to CNI the after tax impact of the restructuring and repurposing costs recorded in the quarter. We intend to add back the aggregate restructuring and repurposing charges (net of tax) in computing adjusted CNI in future periods.

Revenue

Total revenue in the quarter ended March 31, 2011 was $757 million, a decrease of $4 million, or 1%, compared to the quarter ended March 31, 2010. For the quarter ended March 31, 2011 declines in DOVONEX and TACLONEX net sales (as a result of the LEO Transaction) and ACTONEL revenues were offset, in part, by revenue growth in certain other products, primarily LOESTRIN 24 FE, ENABLEX and ASACOL, as compared to the prior year quarter. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, transactions such as the LEO Transaction also impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Global revenues of ACTONEL were $232 million in the quarter ended March 31, 2011 compared to $262 million in the prior year quarter. The 12% decrease in ACTONEL global revenues in the quarter ended March 31, 2011 relative to the prior year quarter was attributable primarily to the loss of exclusivity in Western Europe which began in the fourth quarter of 2010. ACTONEL revenues outside of North America were $69 million in the quarter ended March 31, 2011, down 37% from $108 million in the prior year quarter. Revenues of ACTONEL in North America for the quarters ended March 31, 2011 and 2010 were $163 million and $154 million, respectively, including $144 million and $120 million, respectively in the United States. In the United States, ACTONEL revenues increased $24 million compared to the prior year quarter primarily due to a decrease in sales-related deductions, an expansion of pipeline inventories, and higher average selling prices, offset in part by a 27% decrease in filled prescriptions. In the U.S., ACTONEL continues to face market share declines due to the impact of managed care initiatives that encourage the use of generic versions of other products, such as Fosamax, as well as declines in filled prescriptions within the overall oral bisphosphonate market. While we expect to continue to experience significant declines in global ACTONEL revenues throughout the remainder of 2011 relative to 2010, we expect revenues from our new product ATELVIA will grow and partially offset some of those declines in the U.S. market. ATELVIA, which we began to promote in the U.S. in early 2011, generated net sales of $1 million in the quarter ended March 31, 2011.

Net sales of our oral contraceptive products increased $40 million, or 42%, in the quarter ended March 31, 2011, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $119 million in the quarter ended March 31, 2011, an increase of 51%, compared with $79 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to a 20% increase in filled prescriptions, as well as a decrease in sales-related deductions and higher average selling prices, offset in part by a contraction of pipeline inventories relative to the prior year quarter. LO LOESTRIN FE, which we began to promote in the U.S. in early 2011, generated net sales of $8 million in the quarter ended March 31, 2011. In March 2011, as expected, we believe Teva launched a generic version of our FEMCON FE product. We anticipate net sales of FEMCON FE will continue to decline during 2011 as compared to the prior year periods as a result of generic competition.

Net sales of ASACOL were $187 million in the quarter ended March 31, 2011, an increase of 14%, compared with $165 million in the prior year quarter. ASACOL revenues in North America in the quarters ended March 31, 2011 and 2010 totaled $178 million and $152 million, respectively, including revenues in the U.S. of $173 million and $147 million, respectively. The increase in ASACOL net sales in the U.S. was primarily due to higher average selling prices and an expansion of pipeline inventories, offset in part by a decrease in filled prescriptions of 3% relative to the prior year quarter.

Net sales of our dermatology products decreased $58 million, or 47%, in the quarter ended March 31, 2011, as compared to the prior year quarter. This decrease relative to the prior year quarter was primarily due to a $73 million decrease in net sales of DOVONEX and TACLONEX resulting from LEO’s assumption of responsibility for the distribution of DOVONEX and TACLONEX on June 30, 2010. From the closing of the LEO Transaction in September 2009 until June 30, 2010, we recorded net sales (and cost of sales) for all DOVONEX and TACLONEX products sold in the U.S. at nominal distributor margins pursuant to the distribution agreement executed in connection with the LEO Transaction. We did not record any net sales of DOVONEX or TACLONEX in the quarter ended March 31, 2011. Net sales of DORYX increased $15 million, or 30%, in the quarter ended March 31, 2011, compared to the prior year quarter, primarily due to a decrease in sales-related deductions as well as higher average selling prices, offset, in part, by a 24% decrease in filled prescriptions. The decrease in sales-related deductions compared with the prior year quarter was primarily a result of changes to our loyalty card program in early 2011 which reduced the rebate offered to patients on DORYX 150 mg. As expected, the reduction in the rebate resulted in decreased usage of our customer loyalty card for DORYX 150 mg and a meaningful decline in filled prescriptions of DORYX 150 mg relative to the prior year quarter. Offsetting the decline in filled prescriptions were significantly higher average net sales values per prescription for DORYX 150 mg.

Revenues of ENABLEX in the quarter ended March 31, 2011 were $45 million compared to $18 million in the prior year quarter. The increase in ENABLEX revenues in the quarter ended March 31, 2011 relative to the prior year quarter was primarily attributable to the ENABLEX Acquisition on October 18, 2010 pursuant to which we acquired the U.S. rights to ENABLEX. As a result of the ENABLEX Acquisition, we began to record sales of ENABLEX in product net sales on a gross basis as we became the principal in the sales transactions. During periods prior to the ENABLEX Acquisition, including the quarter ended March 31, 2010, ENABLEX revenue was recorded based on the contractual percentage we received of Novartis’ net sales pursuant to our co-promotion agreement with Novartis. Filled prescriptions of ENABLEX in the U.S. decreased 2% in the quarter ended March 31, 2011 compared to the prior year quarter.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) decreased $94 million, or 43%, in the quarter ended March 31, 2011 compared with the prior year quarter. The quarter ended March 31, 2011 included $28 million in costs related to the repurposing of the Manati facility. The decrease in cost of sales in the quarter ended March 31, 2011 relative to the prior year quarter was, in part, due to the impact of the purchase accounting inventory step-up resulting from the PGP Acquisition of $106 million that was recognized in cost of sales in the quarter ended March 31, 2010. Also included in the quarter ended March 31, 2010 was approximately $73 million of costs related to DOVONEX and TACLONEX products distributed at nominal distributor margins under the LEO distribution agreement. These costs in the quarter ended March 31, 2010 were offset, in part, by a $25 million gain relating to the sale of certain inventories in connection with the LEO Transaction. Excluding the impact of the items mentioned above, our gross profit margin as a percentage of total revenue decreased in the quarter ended March 31, 2011 relative to the prior year quarter from 90.7% to 87.4% primarily due to the mix of products sold and the fact that there were no costs of sales associated with our Enablex revenue in the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2011 were $253 million, a decrease of $67 million, or 21%, from $320 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended March 31, 2011 increased $19 million, or 62%, compared to the prior year quarter, primarily due to advertising and other promotional expenses attributable to the U.S. launches of ATELVIA and LO LOESTRIN FE. Selling and distribution expenses for the quarter ended March 31, 2011 decreased $40 million, or 24%, compared to the prior year quarter. The decrease was primarily due to a decrease in the Sanofi co-promotion expense of $48 million as a result of decreased ACTONEL revenues primarily in Western Europe and the April 2010 amendment to the Sanofi collaboration agreement offset, in part, by increases in promotional spending related to the launches of ATELVIA and LO LOESTRIN FE. General, administrative and other (“G&A”) expenses in the quarter ended March 31, 2011 decreased $46 million, or 38%, as compared to the prior year quarter primarily due to the following charges which were included in G&A expenses in the quarter ended March 31, 2010: (i) $23 million of expenses payable to P&G under the transition services agreement entered into in connection with the PGP Acquisition, (ii) $12 million of legal, consulting and other professional fees relating primarily to the PGP Acquisition and (iii) $13 million of severance costs.

Strategic Initiatives

The quarter ended March 31, 2011 included $71 million of costs relating to our strategic initiatives. These costs included $43 million in employee severance costs related to the Western European restructuring, $7 million in employee severance costs related to the repurposing of the Manati facility and $21 million in non-cash charges related to the write-down of certain property, plant and equipment at the Manati facility.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended March 31, 2011 was $31 million, and was essentially flat compared to the prior year quarter. Our R&D expenses consist of our internal development costs, fees paid to contracted development groups and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended March 31, 2011 and 2010 was $148 million and $161 million, respectively. We expect our 2011 amortization expense to decline compared to 2010 as most of our intangible assets are amortized on an accelerated basis. This decline in 2011 is expected to be offset, in part, by amortization expense associated with certain of our new products, such as ATELVIA, and as a result of the ENABLEX Acquisition.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2011 was $155 million, an increase of $83 million, or 114%, from $72 million in the prior year quarter. Included in net interest expense in the quarter ended March 31, 2011, was $77 million relating to the write-off of deferred loan costs associated with optional prepayments of debt and the repayment of the outstanding balance in connection with the refinancing of our senior secured indebtedness in March 2011. Included in net interest expense in the quarter ended March 31, 2010, was $20 million relating to the write-off of deferred loan costs associated with the purchase and redemption of the remaining portion of our 8.75% senior subordinated notes due 2015 and the optional prepayment of $400 million of indebtedness under our prior senior secured credit facilities. Excluding the write-off of deferred loan costs, net interest expense increased $26 million in the quarter ended March 31, 2011 relative to the prior year quarter. The increase was primarily due to an increase in our average outstanding indebtedness relative to the same period in 2010 due primarily to the timing of the incurrence of indebtedness during 2010 in connection with our payment of a special cash dividend of $8.50 per share, or $2,144 million in the aggregate, to shareholders of record on August 30, 2010 and the ENABLEX Acquisition.

Net (Loss), Cash Net Income and Adjusted Cash Net Income

For the quarter ended March 31, 2011, we reported a net (loss) of $(24) million, or $(0.10) per diluted share, CNI of $197 million, and adjusted CNI of $266 million, or $1.04 per diluted share. Earnings per share for the quarter is based on 255 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended March 31, 2011, the marginal tax rate associated with the amortization of intangible assets was 5.1% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 5.2%. Adjusted CNI for the quarter ended March 31, 2011 represents CNI as further adjusted to exclude $41 million, net of tax, of restructuring costs related to the restructuring of certain of our Western European operations and $28 million of charges relating to the repurposing of our Manati manufacturing facility.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2011, our cash and cash equivalents totaled $201 million and our total outstanding debt was $4,259 million, which consisted of $3,000 million of borrowings under our New Senior Secured Credit Facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $9 million of unamortized premium related to the 7.75% Notes. We generated $272 million of cash from operating activities in the quarter ended March 31, 2011, compared with $245 million of cash from operating activities in the prior year quarter, an increase of $27 million.

2011 Financial Guidance Update

Based on our first quarter results and current outlook for the remainder of 2011, we are raising our estimate of adjusted CNI per share for the full year 2011 by $0.10 from a range of $3.60 to $3.70 to a range of $3.70 to $3.80. The increase is mainly the result of lower than previously expected R&D expenses in 2011 due primarily to changes in the expected timing of expenses with respect to projects under development. We are reducing our expected R&D expenses from a range of $150 to $170 million to a range of $130 to $150 million. In addition, we currently expect our 2011 revenue to be towards the high end of our previously announced guidance range of $2,700 million to $2,800 million based on current revenue trends, including higher than previously estimated revenues for ACTONEL in the quarter ended March 31, 2011 in Western Europe. Partially offsetting these factors, is an increase in our expected SG&A expense from a range of $900 to $950 million to a range of $925 to $975 million due primarily to higher ACTONEL co-promotion expenses as a result of the increase in ACTONEL revenues in the quarter ended March 31, 2011 in Western Europe.

For the complete list of changes to the Company’s full year 2011 guidance, please refer to the table on the last page of this press release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, May 6, 2011 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 642-1687 from within the United States and Canada or (706) 645-9291 from outside the United States and Canada. The passcode for the replay ID number is 63117690.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products or production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; our ability to realize the anticipated opportunities from the PGP Acquisition; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2010, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income / (Loss)

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, repurposing of the Manati facility, LEO Transaction and the PGP Acquisition. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters ended March 31, 2011 and 2010. The computation of adjusted EBITDA is based on the definition of EBITDA contained in our New Senior Secured Credit Facilities.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended
	Mar-31-11	Mar-31-10
REVENUE:
Net sales	$730,747	$709,456
Other revenue	25,782	51,846

Total revenue	756,529	761,302
COSTS, EXPENSES AND OTHER:
Cost of sales (excludes amortization of intangible assets)	122,911	217,436
Selling, general and administrative	253,167	320,057
Restructuring costs	42,919	—
Research and development	30,914	31,148
Amortization of intangible assets	147,645	160,912
Interest expense, net	155,025	72,398

INCOME / (LOSS) BEFORE TAXES	3,948	(40,649)
Provision / (benefit) for income taxes	28,005	(23,406)

NET (LOSS)	$(24,057)	$(17,243)

(Loss) Per Share:
Basic	$(0.10)	$(0.07)

Diluted	$(0.10)	$(0.07)

RECONCILIATIONS:
GAAP Net (loss)	$(24,057)	$(17,243)
+ Amortization of intangible assets, net of tax	140,050	146,778
+ Amortization of deferred loan costs, net of tax	80,911	25,028

CASH NET INCOME	$196,904	$154,563

Non-recurring, one-time charges included above:
+ Western European restructuring costs, net of tax	41,020	—
+ Charges relating to the Manati repurposing, net of tax	27,632	—
+ Write-off of fair value step-up on acquired inventories, net of tax	—	93,743
+ Gain recognized on sale of certain LEO inventories, net of tax	—	(24,609)

ADJUSTED CASH NET INCOME	$265,556	$223,697

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of March 31, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash & cash equivalents	$200,667	$401,807
Accounts receivable, net	327,382	368,537
Inventories, net	117,037	119,497
Prepaid expenses & other current assets	232,567	287,199

Total current assets	877,653	1,177,040

Other assets:
Property, plant and equipment, net	219,415	235,709
Intangible assets, net	2,869,916	3,016,741
Goodwill	1,028,550	1,028,550
Other non-current assets	159,411	193,949

TOTAL ASSETS	$5,154,945	$5,651,989

LIABILITIES
Current liabilities:
Accounts payable	$59,881	$98,525
Accrued expenses & other current liabilities	712,836	755,006
Current portion of long-term debt	143,763	269,911

Total current liabilities	916,480	1,123,442

Other liabilities:
Long-term debt, excluding current portion	4,115,605	4,408,753
Other non-current liabilities	185,677	185,436

Total liabilities	5,217,762	5,717,631

SHAREHOLDERS’ (DEFICIT)	(62,817)	(65,642)

TOTAL LIABILITIES & SHAREHOLDERS’ (DEFICIT)	$5,154,945	$5,651,989

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-11	Mar-31-10
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(24,057)	$(17,243)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	10,519	7,491
Write-down of property, plant and equipment	20,889	—
Amortization of intangible assets	147,645	160,912
Write-off of fair value step-up on acquired inventories	—	105,504
Amortization of deferred loan costs	85,350	27,512
Stock-based compensation expense	5,576	4,683
Changes in assets and liabilities:
Decrease in accounts receivable, prepaid and other assets	52,713	74,817
(Increase) in inventories	(6,904)	(29,988)
(Decrease) / increase in accounts payable, accrued expenses & other current liabilities	(53,989)	22,541
Increase / (decrease) in income taxes and other, net	34,080	(110,984)

Net cash provided by operating activities	$271,822	$245,245

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	—	(2,900)
Capital expenditures	(12,057)	(15,462)

Net cash (used in) investing activities	$(12,057)	$(18,362)

CASH FLOWS FROM FINANCING ACTIVITIES:
Term borrowings under New Senior Secured Credit Facilities	3,000,000	—
Redemption of 8.75% Senior Subordinated Notes due 2015	—	(89,460)
Payments for loan costs, including refinancing premium	(50,976)	—
Term repayments under prior senior secured credit facilities	(3,418,980)	(429,875)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	1,719	1,838
Other	1,429	(70)

Net cash (used in) financing activities	$(466,808)	$(517,567)

Effect of exchange rates on cash and cash equivalents	5,903	(2,322)

Net (decrease) in cash and cash equivalents	(201,140)	(293,006)
Cash and cash equivalents, beginning of period	401,807	539,006

Cash and cash equivalents, end of period	$200,667	$246,000

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net (Loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-11	Mar-31-10
RECONCILIATION TO ADJUSTED EBITDA:
Net (loss) - GAAP	$(24,057)	$(17,243)
+ Interest expense, as defined	155,025	72,398
+ Provision / (benefit) for income taxes	28,005	(23,406)
+ Non-cash stock-based compensation expense	5,576	4,683
+ Depreciation	10,519	7,491
+ Amortization of intangible assets	147,645	160,912
+ Write-off of fair value step-up on acquired inventories	—	105,504
+ PGP Acquisition costs	—	11,506
+ Severance costs	49,662	—
+ Write-down of property, plant and equipment	20,889	—
+ Other permitted add-backs	—	12,530

Adjusted EBITDA of WC plc, as defined	$393,264	$334,375

+ Expenses of WC plc and other	1,646	6,093

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$394,910	$340,468

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-11	Mar-31-10
Women’s Healthcare:
Osteoporosis
ACTONEL (1)	$232	$262
ATELVIA	1	—

Total osteoporosis	233	262

Oral Contraceptives
LOESTRIN 24 FE	119	79
LO LOESTRIN FE	8	—
FEMCON FE	6	11
Other Oral Contraceptives	4	7

Total oral contraceptives	137	97

Hormone Therapy
ESTRACE Cream	35	30
FEMHRT	8	9
Other Hormone Therapy	6	7

Total hormone therapy	49	46

Other women’s healthcare products	16	16

Total Women’s Healthcare	435	421

Gastroenterology:
ASACOL	187	165

Dermatology:
DORYX	66	51
TACLONEX(2)	—	35
DOVONEX(2)	—	38

Total Dermatology	66	124

Urology:
ENABLEX (3)	45	18
Other:
Other products net sales	17	21
Contract manufacturing product sales	3	5
Other revenue (4)	4	7

Total Revenue	$757	$761

(1)	Includes “other revenue” of $22 million and $27 million for the quarters ended March 31, 2011 and 2010, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi.
(2)	Includes revenues from our distribution agreement with LEO. On September 23, 2009, we entered into a definitive asset purchase agreement with LEO pursuant to which LEO paid us $1,000 million in cash in order to terminate our exclusive license to distribute LEO’s DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to our distribution of DOVONEX and TACLONEX products in the United States. In connection with the LEO Transaction, we entered into a distribution agreement with LEO pursuant to which we agreed to, among other things, (1) continue to distribute DOVONEX and TACLONEX on behalf of LEO, for a distribution fee, through September 23, 2010 and (2) purchase inventories of DOVONEX and TACLONEX from LEO. As a result of the distribution agreement with LEO, we continued to record net sales of DOVONEX and TACLONEX following the closing of the LEO Transaction until June 30, 2010. On June 30, 2010, LEO assumed responsibility for its own distribution services, and on July 15, 2010 the parties formally terminated the distribution agreement.
(3)	Includes “other revenue” of $18 million for the quarter ended March 31, 2010 reported in our condensed consolidated statement of operations resulting from the contractual percentage we received of Novartis’ sales of ENABLEX. Effective October 18, 2010, we began to record sales of ENABLEX on a gross basis as we became the principal in the sales transactions.
(4)	Excludes “other revenue” of $22 million and $45 million for the quarters ended March 31, 2011 and 2010, respectively, reported in our condensed consolidated statement of operations and disclosed above pursuant to footnotes 1 and 3 above.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-11	Mar-31-10
A&P	$50	$31
Selling & distribution	128	168
G&A	75	121

Total SG&A	$253	$320

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2011 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance March 2011	Current Guidance May 2011

Total Revenue (1)	$2,700 to $2,800	$2,700 to $2,800
Adjusted Gross Margin as a % of Total Revenue (2)	88% to 89%	88% to 89%
Total SG&A Expense (3)	$900 to $950	$925 to $975
Total R&D Expense	$150 to $170	$130 to $150
Total Income Tax Provision (4)	10%-11% of EBTA	10%-11% of EBTA
GAAP Net Income	$255 to $281	$132 to $168
Adjusted CNI (5)	$922 to $948	$947 to $973
Adjusted CNI per share (5) (6)	$3.60 to $3.70	$3.70 to $3.80

(1)	The 2011 guidance assumes (i) that generic equivalents of our DORYX 150 mg, ASACOL 400 mg and ESTRACE Cream products will not be approved and enter the U.S. market during 2011; (ii) the expected impact of the loss of exclusivity for ACTONEL in Western European markets and the impact of our plans to move to a distributor model in Western Europe and (iii) the growth of our promoted products as compared to the prior year. In addition, our 2011 guidance accounts for revenues expected from the launch of ATELVIA and LO LOESTRIN FE in January 2011. The guidance does not account for the impact of future acquisitions, dispositions, partnerships, in-license transactions or any changes to our existing partnerships or in-license transactions.
(2)	Adjusted gross margin percentage excludes the amortization and impairment of intangible assets and the charges recorded in the quarter ended March 31, 2011 related to the Manati repurposing ($28 million).
(3)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding litigations.
(4)	The 2011 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA).
(5)	A reconciliation of 2011 expected GAAP net income to expected adjusted CNI excludes the expected after tax impact of the amortization of intangibles ($560 million), the expected after tax impact of the amortization of deferred loan costs ($107 million), the expected after tax impact of the Western European restructuring costs (in the range of $110 to $120 million, based on exchange rates on the date the restructuring was announced) and charges recorded in the quarter ended March 31, 2011 related to the Manati repurposing ($28 million).
(6)	Expected Adjusted CNI per share is based on 256 million fully-diluted ordinary shares.